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                                                                   EXHIBIT 4.1

                          Business Consulting Agreement

AGREEMENT, made and entered into May 15, 2003, by and between Howard Ash an Individual, with offices located at 4233 Sheridan Avenue, Miami, FL 33140, (Ash) and Military Resale Group, Inc., a New York Corporation with offices located at 2180 Executive Circle, Colorado Springs, CO 80906 and ("MRG").

                              W I T N E S S E T H:

         WHEREAS, the Consultant has substantial strategic business experience, acumen and contacts, and MRG desires to avail itself of the Consultant's services in conjunction with development and implementation of strategic plans designed to accomplish the foregoing by securing the Consultant's assistance; and

         WHEREAS, MRG desires to utilize Ash services in connection with its operations.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Ash and MRG hereby agree as follows:

1. CONSULTING SERVICES. Effective as of May 15, 2003, by and subject to the terms and conditions herein contained, Ash shall provide business management, marketing consultation and advisory services to MRG. Such services shall include
(a) the preparation, implementation and monitoring of business and marketing plans, (b) advice concerning accounting issues, financial planning, and cash flow analyst (c) will seek to develop exclusively with MRG a line of propriety Over The Counter "OTC", Prescription "Rx" products, and a line of Health & Beauty Aide "HBA" for the Military Resale Market. (d) such other managerial assistance as Ash shall deem necessary or appropriate for MRG's business.

2. PAYMENT. In consideration for the services of Ash to be provided hereunder shall be 500,000 freely tradable shares and the option to purchase 500,000 freely tradable shares at $0.50 per share during the term of this agreement. The shares are to be issued in the name of Howard Ash, SS# ###-##-####. Please have all the certificates delivered to 4233 Sheridan Avenue, Miami, FL 33140.

 3. EXPENSES. MRG shall reimburse Ash for all pre-approved travel and other expenses incurred by it in rendering services hereunder, including any expenses incurred by consultants when such consultants are temporarily located outside of the metropolitan Miami area for the purpose of rendering services to or for the benefit of MRG pursuant to this Agreement. Ash shall provide receipts and vouchers to MRG for all expenses for which reimbursement is claimed.

4. INVOICES. All pre-approved invoices for services provided to MRG and expenses incurred by Ash in connection therewith shall be payable in full within ten (10) days of the date of such invoice.


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5. PERSONNEL.  Ash shall be an independent  contractor and no personnel utilized by Ash in providing services hereunder shall be deemed an employee of MRG. Moreover, neither Ash nor any other such person shall be empowered hereunder to act on behalf of MRG. Ash shall have the sole and exclusive responsibility and liability for making all reports and contributions, withholdings, payments and taxes to be collected, withheld, made and paid with respect to persons providing services to be performed hereunder on behalf of MRG, whether pursuant to any social security, unemployment insurance, worker's compensation law or other federal, state or local law now in force and effect or hereafter enacted.

6. TERM AND TERMINATION. This Agreement shall be effective from May 15, 2003 and shall continue in effect for a period of 6 months thereafter. This Agreement may be renewed for a provisional three-month period thereafter, upon mutual agreement of the parties.

7. NON-ASSIGNABILITY. The rights, obligations, and benefits established by this Agreement shall not be assignable by either party hereto. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

8. CONFIDENTIALITY. Neither Ash nor any of its consultants, other employees, officers, or directors shall disclose knowledge or information concerning the confidential affairs of MRG with respect to MRG's business or finances that was obtained in the course of performing services provided for herein.

9. LIMITED LIABILITY. Neither Ash nor any of its consultants, other employees, officers or directors shall be liable for consequential or incidental damages of any kind to MRG that may arise out of or in connection with any services performed by Ash hereunder.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof or actual domicile of the parties.

11. NOTICE. Notice hereunder shall be in writing and shall be deemed to have been given at the time when deposited for mailing with the United States Postal Service enclosed in a registered or certified postpaid envelope addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

12. NO OTHER AGREEMENTS. This Agreement supersedes all prior understandings, written or oral, and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by the parties hereto.

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IN WITNESS  WHEREOF,  MRG, ASH HAVE DULLY  EXECUTED THIS AGREEMENT AS OF THE DAY
AND YEAR FIRST ABOVE WRITTEN.

Military Resale Group, Inc.                  Consultant


/S/ EDWARD T. WHELAN                        /S/ HOWARD ASH
------------------------------              -----------------------
By: Edward T. Whelan, CEO                   By:  Howard Ash



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